Exhibit 10.5

June 1, 2018

Craig Balis

Z.A. La Piece 16

Rolle, VD, 1180

CHE

Re:	Offer Letter

Dear Craig:

I am pleased to confirm our offer to you to remain the Senior Vice President & Chief Technology Officer of Honeywell Transportation Systems (“TS”), a strategic business unit of Honeywell International Inc. (“Honeywell”). This offer is based in Rolle, Switzerland and reports directly to me. As you know, we anticipate that TS will be spun off as an independent public company (the “Company”) sometime after June 30, 2018 (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). Your employment with Honeywell (and ultimately the Company) shall be subject to the terms and conditions of this offer letter.

In connection with your new role, you will be entitled to the following compensation and benefits package:

COMPENSATION

Base Salary: As of the Separation Date, your annual base salary will be increased to CHF 400,000. After the Separation Date, any base salary adjustments shall be made by the Company’s Board of Directors from time to time. Adjustments will be based on your performance and other relevant factors.

Annual Incentive Compensation From the Company: As of the Separation Date, your target incentive compensation opportunity will be 55% of your annual cash base salary earnings during the year. For 2018, your incentive compensation award will be prorated based on the number of days your target incentive was 60% and the number of days your target incentive will be 55%. Incentive compensation awards are paid in the first quarter of the following year.

For the full 2018 performance year, your incentive compensation award shall be paid entirely by the Company (i.e., no pro-rated incentive award shall be paid by Honeywell), provided the spin is effectuated as planned.

Annual Long-Term Incentive Awards From the Company: As of the Separation Date, you will be eligible for annual long-term incentive (“LTI”) awards with an initial target value of 200% of your Base Salary. The size and mix of future LTI awards will be determined by the Company’s Board of Directors based on your performance and future career potential. The terms of all LTI awards will be governed by the terms of the applicable stock plan and the relevant award agreements.

Honeywell Growth Plan Units: The liability for the second tranche of your award for the 2016-2017 Growth Plan performance cycle shall be paid out in the normal course during the first quarter of 2019. You understand and acknowledge that Honeywell may assign the liability for such amount to the Company and you agree and acknowledge that any such payments received from the Company shall be in full satisfaction of Honeywell’s liability for such payments.

Vested Honeywell Stock Options: You will retain any vested Honeywell stock options. Notwithstanding anything in the Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Stock Incentive Plan”) and governing award agreements to the contrary, you will have the original full remaining term to exercise such vested stock options.

Unvested Honeywell Stock Options: Any Honeywell stock options that were granted prior to 2018 and have not vested as of Separation Date shall be replaced with Company restricted stock units. Such Company restricted stock units shall vest on the same dates as the underlying unvested Honeywell stock options that were replaced.

2018 Honeywell Stock Options: Honeywell stock options granted in 2018 that have not vested as of Separation Date shall be replaced with Company restricted stock units at their original grant date value (i.e., the Black-Scholes value). Such Company restricted stock units shall vest on the same dates as the underlying unvested 2018 Honeywell stock options that were replaced.

Honeywell Time-Based Restricted Stock Units: Except for Honeywell time-based restricted stock units scheduled to vest in July 2018, any unvested Honeywell time-based restricted stock units shall be replaced with Company restricted stock units. Such Company restricted stock units shall vest on the same schedule as if they had remained Honeywell restricted stock units. Any time-based Honeywell restricted stock units scheduled to vest in July 2018, shall remain with Honeywell and vest in accordance with the current vesting schedule.

Honeywell Performance Plan Units: Your Honeywell Performance Plan units for the 2017-2019 performance cycle shall be replaced with Company restricted stock units based upon the then latest estimate of Honeywell performance for the 2017-2019 performance cycle. Such Company restricted stock units shall vest on the same schedule as if they had remained Honeywell Performance Plan units. Your Honeywell Performance Plan units for the 2018-2020 performance cycle shall be forfeited.

TS Retention Program: The liability for the second tranche of your award under the 2016 TS Retention Program shall be transferred by Honeywell to the Company and paid out in the normal course during the first quarter of 2019. You understand and acknowledge that Honeywell may assign the liability for such amount to the Company and you agree and acknowledge that any such payments received from the Company shall be in full satisfaction of Honeywell’s liability for such payments.

Sign-On Long-Term Incentive Awards From the Company: You will be granted $800,000 USD worth of Company restricted stock units as of the Separation Date as a “founder’s grant.” These restricted stock units will vest 50% in Year 3 and 50% in Year 4, assuming you are still employed by the Company as of such date. The “founders grant” is expressly conditioned on the successful spin-off of Honeywell TS as an independent public company.

For purposes of this offer letter, unless otherwise noted, whenever Honeywell equity awards are being converted into Company equity awards, such conversion shall be based on (i) the “regular-way” closing price of Honeywell common stock on the last trading day immediately prior to the Separation Date, and (ii) the “when-issued” closing price of Company common stock on the last trading day immediately prior to the Separation Date.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits after the Separation Date:

•	Welfare and Retirement: As provided to other employees of the Company (to be determined).

•	Vacation: As provided to other executives of the Company (to be determined).

•	Executive Severance: As provided to other executives of the Company (to be determined).

STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS

As an Executive Officer of the Company, you will be required to hold a multiple of your annual base salary in Company shares (to be determined by the Company) in accordance with the Company’s Stock Ownership Guidelines.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you will be required to execute, in a form substantially similar to the corresponding Honeywell agreements, (i) the Company’s intellectual property agreement, and (ii) the Company’s noncompete agreement for senior executives, prior to the Separation Date.

AGREEMENT TO TRANSFER

As you are aware, Honeywell has announced its intention to spin-off it’s TS business in the summer of 2018. By accepting this position, you are acknowledging and consenting to the anticipated spin-off of the TS business by Honeywell. Therefore, you agree that the position you have accepted is dedicated to the Company and, as a result, could trigger the transfer of your employment contract. Accordingly, you agree that you (i) will not claim constructive dismissal from Honeywell, (iii) will not assert any rights under (A) the Acquired Right Directive, or (B) any local implementing laws or similar provisions to that effect, with respect to any transfer of your employment contract, and (iii) have been fully informed of the terms and conditions of your employment incident to the spin-off of Honeywell’s TS business, and that those terms and conditions may change if and when that business becomes an independent public company.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by electronically signing this offer letter via DocuSign.

Craig, we are excited to be extending this offer to you and look forward to your anticipated success with the Company.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

Olivier Rabiller

President and CEO

Honeywell Transportation Systems

Read and Accepted:

/s/ Craig Balis	June 1, 2018
CRAIG BALIS (E012578)	Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs. There is no guarantee of employment for any specific period.

EID:

Document Category: Hiring

Document Type: Offer Letter

*For Employee File Management Purpose Only